Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Innospec, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-225518, 333-131687, 333-124139, 333-174050 and 333-174439) on Form S-8 of Innospec Inc. of our report dated February 20, 2019, with respect to the consolidated statements of income, comprehensive income, cash flows and equity of Innospec, Inc. and subsidiaries (the Company) for the year ended December 31, 2018, and the related notes, which report appears in the December 31, 2020 annual report on Form 10-K of Innospec, Inc.

/s/ KPMG LLP

Manchester, United Kingdom

February 17, 2021